Exhibit 4.15

November 14, 2017

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the comments made regarding Crowe Horwath LLP in Item 16F of Form 20-F of UTStarcom Holdings Corp. dated November 14, 2017, as contained in the second and third paragraphs under the caption “Dismissal of Crowe Horwath LLP” of Item 16F, and are in agreement with those statements.

/s/ Crowe Horwath LLP

Denver, Colorado

cc: Mr. Sean Shao

Audit Committee Chairman

UTStarcom Holdings Corp.